Exhibit 16.1

DELOITTE	Deloitte & Touche LLP
111 S. Wacker Drive
Chicago, IL 60606-4301

Tel: +1 312 486 1000
Fax: +1 312 486 1486
www. deloitte.com

November 29, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4 of Morningstar, Inc.’s Form 8-K dated November 23, 2005, and have the following comments:

1.                                       We have no basis on which to agree or disagree with the statements made in the first paragraph.

2.                                       We agree with the statements made in the second, third and fourth paragraphs.

3.                                       We have no basis on which to agree or disagree with the statements made in the fifth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP